EXHIBIT 10.4

CONSENT, WAIVER AND ACKNOWLEDGMENT

This Consent, Waiver and Acknowledgment (this “Agreement”), dated as of August 21, 2026, is entered into by and between Sadot Group Inc., a Nevada corporation (the “Company”), and [***], a Delaware limited liability company (the “Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the EPFA (as defined below).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Equity Purchase Facility Agreement, dated as of July 16, 2026 (as amended, restated or supplemented from time to time, the “EPFA”), pursuant to which, among other things, the Company may, subject to the terms and conditions thereof, issue and sell to the Investor up to an aggregate of $100.0 million of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company previously issued its 8% Unsecured OID Debentures Nos. SSD-001, SSD-002, SSD-003 and SSD-004, each with an Original Issue Date of February 9, 2026 and an original principal amount of $271,739.13, in the aggregate original principal amount of $1,086,956.52 (collectively, the “February Debentures”), of which only Nos. SSD-001 and SSD-002 remain outstanding, in the aggregate principal amount of $543,478.26 (No. SSD-003 having been settled and extinguished on August 17, 2026 and No. SSD-004 having been settled and extinguished on August 19, 2026, in each case pursuant to the transactions consented to by the Investor under those certain Consents, Waivers and Acknowledgments, dated as of August 17, 2026 and August 19, 2026, respectively (collectively, the “Prior Consents”)), pursuant to those certain Securities Purchase Agreements, each dated as of February 6, 2026, between the Company and the respective purchasers thereunder (the “February SPAs”);

WHEREAS, the Maturity Date of each of February Debentures Nos. SSD-001 and SSD-002 was extended to October 31, 2026, and any Event of Default thereunder arising solely from non-payment of principal at the original maturity thereof was waived, in each case pursuant to a Written Approval and Consent of Holders dated as of August 17, 2026;

WHEREAS, Cecilia Castro and Harding Castro, as tenants in common (“Castro”), the holders of February Debenture No. SSD-001, and 622 Capital, LLC (“622 Capital” and, together with Castro, the “Assignors”), the holder of February Debenture No. SSD-002 (such February Debentures, collectively, the “Assigned Debentures”), propose to assign the Assigned Debentures to Shakawe Capital LLC, a Wyoming limited liability company (“Shakawe”), for a cash purchase price equal to the outstanding principal amount thereof, pursuant to a single Assignment and Assumption of Debentures, substantially in the form attached hereto as Exhibit A (the “Assignment”);

WHEREAS, upon consummation of the Assignment, Shakawe will hold 100% of the outstanding principal amount of the February Debentures, and accordingly (i) Shakawe alone will constitute the holders whose approval is required under Section 8 of the February Debentures and (ii) no other holder of February Debentures will remain to whom the equal treatment provisions of Section 9 of the February Debentures or Section 4.11 of the February SPAs could apply;

WHEREAS, the Company and Shakawe propose to enter into a Debt Settlement and Share Issuance Agreement with respect to the Assigned Debentures, substantially in the form attached hereto as Exhibit B (the “Settlement Agreement”), pursuant to which the entire outstanding principal amount of the Assigned Debentures (US$543,478.26 in the aggregate) will be settled, extinguished and discharged in full in exchange for the issuance to Shakawe, in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 67,936 shares of Common Stock (the “Settlement Shares”) at a fixed price of $8.00 per share, such number having been determined by dividing the outstanding principal amount of each Assigned Debenture by $8.00 and rounding up to the nearest whole share (33,968 Settlement Shares in respect of each Assigned Debenture), subject to a 4.99% (which may be increased to 9.99%) beneficial ownership limitation, an aggregate exchange cap of 19.99% of the outstanding Common Stock in accordance with Nasdaq Listing Rule 5635(d) absent stockholder approval, measured against the number of shares of Common Stock outstanding immediately prior to the issuance made on August 17, 2026 as the first of the transactions required to be aggregated thereunder (the “Exchange Cap”), and a daily leak-out limitation of 15% of the daily trading volume of the Common Stock;

WHEREAS, in connection with the foregoing, Shakawe, as the holder of 100% of the outstanding principal amount of the February Debentures following the Assignment, has executed (or is executing concurrently herewith) a Written Approval and Consent of Holders, substantially in the form attached hereto as Exhibit C (the “Holders’ Approval”), approving and consenting to the Settlement Agreement and the transactions contemplated thereby for purposes of Section 8 of the February Debentures, and the Assignment, the Settlement (including the issuance of the Settlement Shares) and the other transactions contemplated by the foregoing being collectively referred to herein as the “Proposed Transactions”; and

WHEREAS, the Company has requested that the Investor consent to the Proposed Transactions and provide the acknowledgments and waivers set forth herein, and the Investor is willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consent. The Investor hereby consents, pursuant to and for all purposes of the EPFA, including, without limitation, Section 6.21 thereof, to (a) the Assignment, (b) the execution, delivery and performance by the Company of the Settlement Agreement, including the settlement and extinguishment of February Debentures Nos. SSD-001 and SSD-002 and the issuance of the Settlement Shares, (c) the Holders’ Approval, and (d) the consummation of the Proposed Transactions, provided, however, that the Proposed Transactions shall not result in the issuance of any shares of Common Stock at a price per share lower than $8.00 and that such Proposed Transactions may only be consummated following the date of this Agreement until [October 31], 2026, at which time this Agreement shall be no longer of any further force or effect. The Investor acknowledges that the price at which the Settlement Shares are issuable under the Settlement Agreement is fixed at $8.00 per share and does not vary with the trading prices of the Common Stock; provided, that, to the extent the Settlement Agreement nonetheless constitutes a Variable Rate Transaction under, and as defined in, the EPFA, this Agreement shall constitute the “prior written consent of the Investor” with respect thereto for purposes of Section 6.21(b)(i) of the EPFA.

2. Acknowledgments. The Investor, for itself and its successors and assigns, hereby acknowledges and agrees that: (a) the Proposed Transactions, including the issuance of the Settlement Shares, shall be deemed for all purposes to constitute an issuance of “Excluded Securities” under, and as defined in, the EPFA; (b) to the extent the Settlement Agreement or any of the Proposed Transactions constitutes, or would constitute, a Variable Rate Transaction under the EPFA, the Investor consents thereto and irrevocably provides a one-time waiver with respect to the application of Section 6.21(b) of the EPFA thereto; and (c) none of the execution and delivery of the Settlement Agreement or the consummation of the Proposed Transactions constitutes a breach of Section 6.21(a) of the EPFA or restricts, delays, conflicts with or impairs the ability or right of the Company to perform its obligations under the EPFA or any other Transaction Document.

3. Waiver. The Investor hereby irrevocably provides a one-time waiver with respect to any breach, default or violation of the EPFA or any other Transaction Document (including, without limitation, Sections 6.21(a) and 6.21(b) of the EPFA) arising out of, resulting from or in connection with the execution, delivery or performance of the Assignment, the Settlement Agreement or the consummation of the Proposed Transactions, together with all rights and remedies in respect thereof, including, without limitation, any right to injunctive relief, damages, or suspension or termination of the EPFA, in each case solely to the extent arising from the Proposed Transactions.

4. Limited Effect; Reservation of Rights. The consent, acknowledgments and waiver set forth herein are limited precisely as written, are one-time accommodations relating solely to the February Debentures and the Proposed Transactions, and shall not be deemed or construed to (a) constitute a consent to, or waiver in respect of, any other transaction or issuance, or any other or future breach, default or violation of, the EPFA or any other Transaction Document, (b) amend, modify or operate as a waiver of any other provision of the EPFA or any other Transaction Document, each of which remains in full force and effect and is hereby ratified and confirmed, or (c) establish a course of dealing or a custom between the parties. For the avoidance of doubt, this Agreement shall not extend to, and the further prior written consent of the Investor shall be required for, (i) any amendment to the Settlement Agreement, or any subsequent agreement, that reduces the price at which shares of Common Stock are issuable in respect of the February Debentures below $8.00 per share, (ii) any increase in the principal or other amounts settled, exchangeable or convertible under the February Debentures beyond the amounts outstanding thereunder as of the date hereof (plus amounts accruing pursuant to their existing terms), and (iii) any grant of exchange, conversion or similar rights with respect to any security other than the February Debentures.

5. Representations. Each party hereto represents and warrants to the other party that (a) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (b) this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

6. Disclosure. On or before 9:00 a.m., New York City time, on the first (1st) Business Day following the date of this Agreement, the Company shall file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing all material terms of this Agreement and the Proposed Transactions.

7. Transaction Document. This Agreement shall constitute a “Transaction Document” under and as defined in the EPFA.

8. Miscellaneous. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, and the jurisdiction, venue and service provisions of the EPFA are incorporated herein, mutatis mutandis. This Agreement may be executed in counterparts (including by electronic signature and by delivery in .pdf or similar electronic format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement, together with the Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect. The headings herein are for convenience only and shall not affect the interpretation hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent, Waiver and Acknowledgment to be duly executed as of the date first written above.

COMPANY:

SADOT GROUP INC.

By:
Name: Haggai Ravid
Title: Chief Executive Officer

INVESTOR:

[***]
By: [***]

By:
Name:
Title:

Exhibit A — Form of Assignment and Assumption of Debentures [to be attached]

Exhibit B — Form of Debt Settlement and Share Issuance Agreement (February Debentures Nos. SSD-001 and SSD-002) [to be attached]

Exhibit C — Form of Written Approval and Consent of Holders (SSD Series) [to be attached]